Exhibit 99.1

Media Contact:

Marne Oberg

Analysts International Corporation

952.838.2867

moberg@analysts.com

Analysts International Corporation Reports First Quarter 2010 Financial Results

•	2010 first quarter revenue was $28.5 million, a 37% decrease from the 2009 first quarter and a 7% increase from the 2009 fourth quarter.
•	Margins improved 100 basis points from the 2009 first quarter.
•	Selling, administrative and other operating costs reduced by $4.1 million or 37% from the 2009 first quarter.
•	$3.8 million in cash with no amounts outstanding under the Company’s credit facility.
•	Implemented a 1-for-5 reverse stock split on February 26, 2010.

MINNEAPOLIS, MN — May 5, 2010 — Analysts International Corporation (AIC) (Nasdaq: ANLY), an information technology services company, today announced its financial results for the 2010 first quarter which ended on April 3, 2010.

AIC reported 2010 first quarter revenue of $28.5 million as compared to 2009 first quarter revenue of $45.1 million. AIC reported a 2010 first quarter net loss of $1.2 million, or $0.23 per share, as compared to a 2009 first quarter net loss of $2.2 million, or $0.45 per share. The 2010 first quarter loss included special charges of $0.2 million, or $0.03 per share, while the 2009 first quarter loss included special charges of $0.1 million, or $0.01 per share. Excluding these special charges, AIC’s 2010 first quarter net loss was $1.0 million, or $0.20 per share, as compared to a 2009 first quarter net loss of $2.1 million, or $0.44 per share.

“We expected to see our financial performance begin to improve in the first quarter of the year and, as our results demonstrate, we have been able to successfully deliver on those expectations,” said Andrew Borgstrom, AIC president and CEO. “While there continues to be significant opportunity for improvement within our business and a lot more work to do before we achieve our goal of profitability, we are heading in the right direction.”

“Strategically, we remain focused on growing our core IT staffing business,” added Borgstrom. “As the economy continues to improve, companies are increasingly looking to IT staffing firms to help augment their existing teams. AIC has a strong brand, a reputation for providing quality IT professionals on demand and a long, proven track record of successfully delivering on the expectations of our customers. We believe we are well positioned in the marketplace and will continue to aggressively focus on sales and delivery execution.”

First Quarter 2010 Review

The 2010 first quarter revenue of $28.5 million decreased 37% from the 2009 first quarter revenue. Adjusting for the planned exit from non-core lines of business, revenue declined 15% from the 2009 first quarter. Our 2010 first quarter revenue increased 7% from the 2009 fourth quarter. There were 65 billing days in the 2010 first quarter as compared to 65 billing days in the 2009 first quarter and 61 billing days in the 2009 fourth quarter.

The 2010 first quarter gross margins were $6.0 million, or 21.1% of revenue, as compared to 2009 first quarter gross margins of $9.1 million, or 20.1% of revenue. The increase in gross margins as a percent of revenue reflects the impact of implementing our strategy of exiting non-core lines of business. Adjusting for the planned exit from non-core lines of business, margins improved 210 basis points from the 2009 first quarter. Our 2010 first quarter gross margins were unchanged from our 2009 fourth quarter.

Selling, administrative and other operating costs for the 2010 first quarter decreased $4.1 million or 37%, when compared to the 2009 first quarter. This reduction is the result of our exit from non-core lines of business, the impact of our restructuring actions and the decline in overall business volume. Our 2010 first quarter selling, administrative and other operating costs declined $0.7 million from our 2009 fourth quarter.

We used cash from operations of $0.1 million in the first quarter of 2010 compared to generating cash from operations of $2.8 million in the first quarter of 2009. As of April 3, 2010, we had a cash balance of approximately $3.8 million and no borrowings from our $15 million credit facility.

Reverse Stock Split

On February 26, 2010, we completed a 1-for-5 reverse stock split. All share and per share information has been restated to reflect the reverse stock split.

First Quarter 2010 Conference Call

Analysts International will host a conference call on Thursday, May 6, 2010, at 10 a.m. CT to discuss the 2010 first quarter financial results. Participants may access the call by dialing 1.866.233.5281, or 1.416.849.6199 for international participants, and asking for the Analysts International conference call. Live audio of the conference may also be accessed via the Internet at www.analysts.com, where it will be archived. Interested parties can also hear a replay of the call from 1 p.m. CT on May 6, 2010, to 10:59 p.m. CT on May 12, 2010, by calling 1.866.245.6755, or 1.416.915.1035 for international callers, and using access code 855822.

About Analysts International Corporation

Analysts International Corporation (AIC) is an IT services firm fully dedicated to the success and satisfaction of its customers. From IT staffing and managed teams to project-based solutions, AIC provides a broad range of services designed to help businesses and government agencies drive value, control costs and deliver on the promise of a more efficient and productive enterprise. The Company offers a flexible, collaborative approach; clear industry perspective; and the breadth, scale and experience to deliver results. For more information, visit www.analysts.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements made in this press release or during the conference call referred to herein by the Company, its CEO Andrew Borgstrom or its CFO Randy Strobel, regarding, for instance: AIC’s ability to execute against its strategic plan, management’s beliefs with respect to its ability to transform and grow its business, implement its business plan, and achieve profitability and return value to its shareholders, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed, which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements expressing the intent, belief or current expectations of AIC and members of our management team and involve certain risks and uncertainties, including (i) the risk that management may not fully or successfully implement its business plan or achieve profitability; (ii) the risk that AIC will not be able to continue to reduce costs or exploit other opportunities of the business in a timely manner or on favorable terms; (iii) prevailing market conditions generally and in the IT services industry specifically, including intense competition for billable technical personnel at competitive rates, strong pricing pressures from many of our largest clients and difficulty in identifying, attracting and retaining qualified billable technical personnel; (iv) potentially incorrect assumptions by management with respect to the impact of prior cost reduction initiatives and current strategic decisions; and (v) other economic, business, market, financial, competitive and/or regulatory factors affecting AIC’s business generally, including those set forth in AIC’s filings with the SEC. You are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release and conference call.

Analysts International Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
(In thousands except per share amounts)	Apr. 3, 2010	Apr. 4, 2009

Revenue:
Professional services provided directly	$28,041	$40,823
Professional services provided through subsuppliers	411	873
Product sales	—	3,436
Total revenue	28,452	45,132

Expenses:
Cost of services provided directly	22,075	32,288
Cost of services provided through subsuppliers	386	831
Cost of product sales	—	2,929
Total cost of goods sold	22,461	36,048

Gross margin	5,991	9,084

Expenses:
Selling, administrative and other operating costs	6,973	11,029
Restructuring costs and other severance related costs	174	66
Amortization of intangible assets	—	223
Total expenses	7,147	11,318

Operating loss	(1,156)	(2,234)

Non-operating income	5	14
Interest expense	(3)	(8)

Loss before income taxes	(1,154)	(2,228)

Income tax expense	11	6

Net loss	$(1,165)	$(2,234)

Per common share (basic):
Basic loss	$(0.23)	$(0.45)
Diluted loss	$(0.23)	$(0.45)

Average common shares outstanding	4,986	4,985
Average common and common equivalent shares outstanding	4,986	4,985

Analysts International Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

	April 3,	January 2,
(In thousands)	2010	2010

ASSETS
Current assets:
Cash and cash equivalents	$3,766	$3,818
Accounts receivable, less allowance for doubtful accounts	22,152	23,028
Other current assets	1,311	1,442
Total current assets	27,229	28,288

Property and equipment, net	1,478	1,846
Other assets, net	463	543
Total assets	$29,170	$30,677

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,901	$6,958
Line of credit	—	—
Salaries and benefits	3,830	2,498
Deferred revenue	494	310
Deferred compensation	465	522
Restructuring accrual	1,679	2,038
Other current liabilities	995	960
Total current liabilities	13,364	13,286

Non-current liabilities:
Deferred compensation	945	1,037
Restructuring accrual	861	1,045
Other long-term liabilities	275	361

Shareholders’ equity	13,725	14,948
Total liabilities and shareholders’ equity	$29,170	$30,677

Analysts International Corporation

Reconciliation of non-GAAP Financial Measures

(Unaudited)

	Three Months Ended
	April 3,	April 4,
(In thousands)	2010	2009

Net loss as reported	$(1,165)	$(2,234)
Plus:
Restructuring costs and other severance related costs	174	66
Loss on sale of assets	49	—

Loss before other reconciling items	(942)	(2,168)

Stock based compensation	(58)	96
Depreciation	241	376
Amortization	—	223
Net interest and non-operating (income) expense	(2)	(6)
Income tax expense	11	6

Adjusted EBITDA	$(750)	$(1,473)

* Non-GAAP Financial Information

In evaluating the Company’s business, the Company’s management considers and uses Adjusted EBITDA as a supplemental measure of operating performance. Adjusted EBITDA refers to a financial measure that the Company defines as net income (loss) excluding interest, taxes, depreciation, amortization, stock-based compensation, special charges and other gains and losses that are not related to the Company’s operations. This measure is an essential component of the Company’s internal planning process because it facilitates period-to-period comparisons of the Company’s operating performance by eliminating potential differences in net income (loss) caused by the existence and timing of certain non-cash items, special charges and other gains and losses. This measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP financial measure included in this press release has been reconciled to the nearest GAAP measure.

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